Exhibit 1

STOCK PURCHASE AGREEMENT

        This Stock Purchase Agreement (‘Stock Purchase Agreement”) is made and entered into as of the 21st day of March, 2005, by and between BNL FINANCIAL CORPORATION, Austin, Texas (“BNL”); WAYNE E. AHART, Austin, Texas (“Ahart”); and UNIVERSAL GUARANTY LIFE INSURANCE COMPANY, Springfield, Illinois (“UGL”).

        WHEREAS, UGL is the shareholder of record and beneficial owner of 2,216,776 shares (the “Shares”) of BNL’s issued and outstanding common stock, $.02 stated value, which represents more than five percent (5%) of BNL’s issued and outstanding common stock;

        WHEREAS, there exists a certain pre-existing agreement (“Pre-existing Agreement”) made the 19"’ day of August, 1986, by and between Commonwealth Industries, Inc. (“CIC”), American Investors Corporation, a Texas corporation (“AIC”) and A hart;

        WI-AREAS, UGL is the successor in interest to CIC under the Pre-existing Agreement and CIC no longer has corporate existence;

        WHEREAS, UGL desires to sell the Shares to BNL and, as part of this Stock Purchase Agreement, the parties hereto desire to fully and completely terminate and discharge the Pre-existing Agreement;

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is agreed and acknowledged, the parties agree as follows:

        1.     SALE AND PURCHASE. UGL hereby agrees to sell all of the Shares to BNL and BNL agrees to purchase all of the Shares from UGL on the terms and conditions herein.

        2.     PURCHASE PRICE. BNL shall pay the total purchase price (“Purchase Price”) of Two Million Three Hundred Thousand and no/100 Dollars ($2,300,000) for all of the Shares.

        3.     TERMINATION OF PRE-EXISTING AGREEMENT. Assuming the Closing of the purchase and sale of the Shares as contemplated by this Stock Purchase Agreement, the Parties agree that the Pre-existing Agreement shall be fully and completely terminated and discharged at Closing.

        4.     PAYMENT OF PURCHASE PRICE. BNL shall pay the Purchase Price in cash by wire transfer or check representing immediately available funds at Closing.

        5.     CLOSING.

            (a)     Time and Place. The closing (“Closing”) of the purchase of the Shares shall take place in the offices of BNL, 2100 W. William Cannon, Suite L, Austin, Texas 78745, within five (5) business days after all conditions herein are satisfied, or on a later date and at such other location as mutually agreeable to the Parties.

            (b)     Deliveries at the Closing by UGL. UGL shall deliver the following to BNL and Ahart at the Closing:

                (i)     Stock certificates duly endorsed in favor of BNL or accompanied by duly executed stock powers in favor of BNL with respect to all of the Shares;

                (ii)     The Pre-existing Agreement marked “Terminated and Fully Discharged”, dated and signed by authorized representatives of UGL; and

                (iii)     Such other documents and instruments required by the terms of this Stock Purchase Agreement to be delivered by UGL at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby.

            (c)     Deliveries at the Closing by BNL and Ahart. BNL and Ahart shall deliver the following to UGL at the closing:

                (i)     BNL shall deliver the Purchase Price as stated in Section 2;

                (ii)     The Pre-existing Agreement marked “Terminated and Fully Discharged”, dated and signed by Ahart; and

                (iii)     Such other documents and instruments required by the terms of this Stock Purchase Agreement to be delivered by BNL and Ahart at the Closing or otherwise reasonably necessary to consummate the transactions contemplated hereby.

        6.     REPRESENTATIONS_AND WARRANTIES OF UGL. UGL hereby represents and warrants to BNL and Ahart, jointly and severally, as follows:

            (a)     Authorization. The execution, delivery and performance of this Stock Purchase Agreement have been duly authorized by all necessary action on the part of UGL.

            (b)     Binding Effect. UGL has the right, power, capacity and authority to execute, deliver and perform this Stock Purchase Agreement and to consummate the transactions contemplated hereby. This Stock Purchase Agreement has been duly executed and delivered by UGL and constitutes the legal, valid and binding obligation of UGL, enforceable against UGL in accordance with its respective terms.

            (c)     No Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any court, administrative agency, commission or other governmental authority or instrumentality, or any other third party is necessary or otherwise required to be obtained or made in connection with the execution, delivery or performance of this Stock Purchase Agreement by UGL or with respect to the consummation by UGL or the transactions contemplated hereby.

            (d)     Ownership of Shares. UGL owns all of the Shares free and clear of all liens, claims, pledges, encumbrances, options, charges, restrictions and adverse rights or interests whatsoever except the Pre-existing Agreement which will be terminated and fully discharged at Closing. At the Closing, assuming the termination and fully discharge of the Pre-existing Agreement, UGL will convey to BNL all right, title and interest in and to all Shares free and clear of all liens, claims, pledges, encumbrances, options, charges, restrictions and adverse rights or interests whatsoever UGL has the exclusive right to vote the Shares.

            (e)     Compliance with Laws. UGL is and at the time of closing will be in full compliance with all laws, rules and regulations relating to the transactions contemplated by this Stock Purchase Agreement including, but not limited to, corporate, insurance and federal and state securities laws, rules and regulations.

            (f)     Knowledge and Access to Information; Informed Decisions. UGL acknowledges, represents and warrants that it possesses such knowledge and information and has been provided with full and complete access to all financial and other information concerning the Shares, BNL and Brokers National Life Assurance Company (“BNLAC”), a wholly owned subsidiary of BNL, and the business of BNL and BNLAC as UGL has deemed necessary or appropriate in order to make an informed and knowledgeable decision to enter into the transactions contemplated by this Stock Purchase Agreement including, but not limited to, entering into this Stock Purchase Agreement, the purchase and sale of the Shares and the termination and discharge of the Pre-existing Agreement.

            (g)     No Reliance. Except as specifically contained in the representations, warranties and covenants of BNL and Ahart herein, UGL has not and is not relying on anything stated or given by BNL, BNLAC or Ahart in entering into this Stock Purchase Agreement or completing any and all transactions contemplated by this Stock Purchase Agreement.

            (h)     Disclosure. No representation or warranty made by UGL in this Stock Purchase Agreement or in any statement, certificate or other document delivered to BNL or Ahart by UGL in connection herewith contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

                (i)    UGL Termination and Discharge of the Pre-existing Agreement. UGL is the successor in interest to CIC and all of CIC’s rights and obligations under the Pre-existing Agreement. UGL has full and complete authority to terminate and fully discharge all of CIC’s rights and obligations under the Pre-existing Agreement.

        7.     REPRESENTATIONS AND WARRANTIES OF BNL AND AHART. BNL, and Ahart, jointly and severally, hereby represent and warrant to UGL, subject to the conditions set forth in Section 8, herein, as follows:

            (a)    Authorization. Assuming the conditions set forth in Section 8 herein are fulfilled, the execution, delivery and performance of this Stock Purchase Agreement will be duly authorized by all necessary action on the part of BNL and Ahart.

            (b)    Binding Effect. Assuming the conditions set forth in Section 8 herein are fulfilled, this Stock Purchase Agreement will be duly executed and delivered by BNL and Apart, and constitutes the legal, valid and binding obligation of BNL and Ahart, enforceable against BNL and Ahart in accordance with its respective terms.

            (c)    Shares Not Registered. BNL understands that the offer and the sale of the Shares has not been registered with the Securities and Exchange Commission or any state securities department, and is being made pursuant to exemptions from the registration provisions of the Securities Act of 1933, as amended, and the state securities laws. BNL understands that the Shares are restricted and must be held indefinitely unless the offer- and sale thereof subsequently is registered under the Securities Act of 1933, as amended, and any applicable state securities laws, unless and exemption from registration is available or unless BNL, in its discretion, voids the Shares as outstanding and the Shares become part of BNL’s authorized but unissued common stock.

            (d)    No Sale of Ahart’s BNL Stock. The Pre-existing Agreement contains a provision in connection with a sale to a third party of shares of common stock owned by Ahart in United Iowa Corporation (“UIC”). Pursuant to a business merger in 1994, UIC common stock became common stock issued by BNL. Apart does not have any agreement, direct or indirect, to sell his BNL, common stock to a bona fide third party purchaser.

        8.     CONDITIONS _PRECEDENT TO OBLIGATION OF BNL. The obligations of BNL herein, including specifically BNL’s obligation to purchase the Shares, are conditioned upon the occurrence of all of the following events before BNL’s obligation to purchase becomes effective and binding:

(a)	This Stock Purchase Agreement and the Shares purchase transaction set forth therein is approved by BNL’s Board of Directors; and

(b)	The Arkansas Insurance Commissioner grants her approval for an extraordinary dividend from BNLAC to BNL in an amount sufficient to fund BNL’s Purchase Price for the Shares; and

(c)	BNLAC’s Board of Directors authorizes dividends from BNLAC to BNL sufficient to fund BNL’s Purchase Price for the Shares,

        9.    TERMINATION OF THE AGREEMENT IF CONDITIONS PRECEDENT FAIL.

        If the conditions precedent set forth in Section 8 to BNL’s obligations have failed to occur before April 20, 2005, or such later time as mutually agreeable to the Parties, this Stock Purchase Agreement shall be terminated and void ab initio.

        10.     COVENANTS OF UGL. UGL covenants to BNL and Ahart as follows:

            (a)     Securities Compliance. UGL will prepare and file, and appropriately disseminate, if applicable, all forms, reports and other filings as required by laws, rules or regulations of the United States Securities and Exchange Commission, any securities regulatory authority, securities exchange or state securities authority in connection with entering into this Stock Purchase Agreement or effecting any transactions contemplated herein.

            (b)     Consent. UGL shall take all reasonable or necessary corporate or other- action and use their reasonable best efforts to complete all filings and obtain all governmental consents and approvals required or otherwise necessary in connection with consummation of the transactions contemplated by this Stock Purchase Agreement.

            (c)     Disclosure. UGL will inform BNL and Ahart promptly of anything which comes to their attention that would make any representation or warranty made herein untrue or misleading or which constitutes a breach of any covenant of UGL contained herein,

        11.     COVENANTS OF_ BNL AND AHART. BNL and Ahart, jointly and severally, covenant and agree with UGL as follows:

            (a)     Securities Compliance. BNL and Ahart will prepare and file, and appropriately disseminate, if applicable, all forms, reports and other filings as required by laws, rules or regulations of the United States Securities and Exchange Commission, any securities regulatory authority, securities exchange or state securities authority in connection with entering into this Stock Purchase Agreement or effecting any transactions contemplated herein.

            (b)     Consents. BNL and Ahart shall take all reasonable or necessary corporate or other action and use their reasonable best efforts to complete all filings and obtain all governmental consents and approvals required or otherwise necessary in connection with consummation of the transactions contemplated by this Stock Purchase Agreement.

            (c)     Disclosure. BNL and Ahart will inform UGL promptly of anything which comes to their attention that would make any representation or warranty made herein untrue or misleading or which constitutes a breach of any covenant of BNLAC and Ahart contained herein.

        12.     MUTUAL COVENANTS. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts and cooperate with the other so as to cause the Closing to occur as provided herein.

        13.     EXPENSES. Except as otherwise specifically provided herein, UGL on the one hand, and BNL and Ahart, on the other, shall each pay all of their respective expenses relating to this transaction, including fees and disbursements of its respective counsel, accountants, brokers, investment bankers and financial advisors, whether or not the transactions contemplated hereunder are consummated.

        14.     MISCELLANEOUS.

            (a)     Limited Assignability. This Stock Purchase Agreement shall not be assignable or otherwise transferable by any party without the prior written consent of the non-assigning parties except that BNL may assign or reassign some or all of its rights and obligations herein to Brokers National Life Assurance Company or other subsidiary or affiliate corporation of BNL, and shall be binding upon, and shall inure to the benefit of the parties to this Stock Purchase Agreement and its respective legal representatives, heirs, devisees, legatees, beneficiaries and successors and permitted assigns.

            (b)     Further Assurances. The parties agree that from time to time hereafter, upon request, each of them will execute, acknowledge and deliver such other instruments and documents and take such further action as may be reasonably necessary to carry out the intent of this Agreement.

            (c)     Modification. No provision contained herein may be modified, amended or waived except by written agreement or consent signed by the party to be bound thereby.

            (d)     Headings and Captions. Subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

            (e)     Severability. If any portion of this Stock Purchase Agreement is held invalid, illegal or unenforceable, such determination shall not impair the enforceability of the remaining terms and provisions herein.

            (f)     Waiver. No waiver of a breach or violation of any provision of this Stock Purchase Agreement shall operate or be construed as a waiver of any subsequent breach or limit or restrict any right or remedy otherwise available.

            (g)     Entire Agreement. This document (together with the attachments hereto) constitutes the entire agreement of the parties and supersedes any and all other prior agreements, oral or written, with respect to the subject matter contained herein. There are no representations, warranties covenants or agreements between the parties hereto with respect to this transaction except those expressly set forth herein.

            (h)     Governing Law. This agreement shall be subject to and governed by the laws of the State of Arkansas.

            (i)     Incorporation by Reference. All attachments and documents referred to in this Stock Purchase Agreement shall be deemed incorporated herein by any reference thereto as if fully set out.

            (j)     Third Party Beneficiaries. This Stock Purchase Agreement is not intended to create any right of enforcement by or in any third party except the assigns of BNL.

        IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement effective as of the day and year aforesaid.

UNIVERSAL GUARANTY LIFE INSURANCE COMPANY

By: /s/ R. L. Attkisson
President

BNL FINANCIAL CORPORATION

By: /s/ Barry N. Shamas
Barry N. Shamas, Executive Vice President

/s/ Wayne E. Ahart WAYNE E. AHART